Exhibit 21.1

Subsidiaries of the Registrant

Name of Entity	State of Organization

PRC Williston, LLC	Delaware

Sharon Hunter Resources, Inc	Colorado

Magnum Hunter Resources GP, LLC	Delaware

Magnum Hunter Resources LP	Delaware

Triad Hunter, LLC	Delaware

Alpha Hunter Drilling, LLC	Delaware

Eureka Hunter Pipeline, LLC	Delaware

Hunter Disposal, LLC	Delaware

Hunter Real Estate, LLC	Delaware

MHR Acquisition Company I, LLC	Delaware

MHR Acquisition Company II, LLC	Delaware

MHR Acquisition Company III, LLC	Delaware

MHR Callco Corporation	Alberta, Canada

MHR Exchangeco Corporation	Alberta, Canada